Exhibit 4.1

INDENTURE SUPPLEMENT

This Supplemental Indenture, dated as of July 12, 2013 (this “Supplemental Indenture” or “Guarantee”), among New Colt Holding Corp. (as successor by merger to New Colt Acquisition Corp.) and Colt’s Manufacturing Company LLC (the “New Subsidiary Guarantors”), Colt Defense LLC (together with its successors and assigns, the “Company”), Colt Finance Corp. (“Colt Finance” and, together with the Company, the “Issuers”), each other then existing Subsidiary Guarantor under the Indenture referred to below, and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuers, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of November 10, 2009 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $250.0 million of 8.75% Senior Notes due 2017 of the Issuers (the “Securities”);

WHEREAS, Section 3.12 of the Indenture provides that after the Issue Date the Issuers are required to cause each Restricted Subsidiary (other than a Foreign Subsidiary that does not Guarantee any Indebtedness of the Company or any Restricted Subsidiary) created or acquired by the Company or one or more Restricted Subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis with the other Subsidiary Guarantors, the full and prompt payment of the principal of and interest on the Securities; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Issuers are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Securityholder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantors, the Issuers, the other Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1       Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined.  The words “herein,” “hereof’ and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1       Agreement to be Bound.  The New Subsidiary Guarantors hereby become a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.  The New Subsidiary Guarantors agree to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

SECTION 2.2       Guarantee.  The New Subsidiary Guarantors agree, on a joint and several basis with all the existing Subsidiary Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Securities and the Trustee the Obligations pursuant to Article X of the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1        Notices.  All notices and other communications to the New Subsidiary Guarantors shall be given as provided in the Indenture to the New Subsidiary Guarantors, at its address set forth below, with a copy to the Issuers as provided in the Indenture for notices to the Issuers.

SECTION 3.2        Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3        Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4.       Severability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5.       Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.6.       Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7        Headings.  The headings of the Articles and the sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

NEW COLT HOLDING CORP. (as successor by
merger to New Colt Acquisition Corp.),
as a New Subsidiary Guarantor

By:  /s/ Gerald R. Dinkel
        Name:  Gerald R. Dinkel
        Title:    President and Chief Executive Officer

        545 New Park Avenue
        West Hartford, CT 06110

COLT’S MANUFACTURING COMPANY LLC,
as a New Subsidiary Guarantor

By:  /s/ Gerald R. Dinkel
        Name:  Gerald R. Dinkel
        Title:    President and Chief Executive Officer

        545 New Park Avenue
        West Hartford, CT 06110

WILMINGTON TRUST, NATIONAL
ASSOCIATION (as successor by merger to
Wilmington Trust FSB), as Trustee

By:  /s/ Joseph P. O’Donnell
        Name:  Joseph P. O’Donnell
        Title:   Vice President

COLT DEFENSE LLC,
as an Issuer

By:  /s/ Gerald R. Dinkel
        Name:  Gerald R. Dinkel
        Title:    President and Chief Executive Officer

COLT FINANCE CORP.,
as an Issuer

By:  /s/ Gerald R. Dinkel
        Name:  Gerald R. Dinkel
        Title:    President and Chief Executive Officer

[Indenture Supplement]